Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 16, 2024, relating to the financial statements of AtriCure, Inc. and the effectiveness of AtriCure, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 31, 2024